Exhibit 99.1

[BAKER HUGHES LOGO]

[NEWS RELEASE]

Contact:
Gary R. Flaharty (713) 439-8039 gary.flaharty@bakerhughes.com Kyle J. Leak (713) 439-8042 kyle.leak@bakerhughes.com	Baker Hughes Incorporated P.O. Box 4740 Houston, Texas 77210-4740

Baker Hughes Appoints James R. Clark President and Chief Operating Officer

HOUSTON, February 4, 2004 — Baker Hughes Incorporated (NYSE: BHI; PCX; EBS) announced today James R. “Rod” Clark was appointed president and chief operating officer for Baker Hughes effective today, February 4, 2004. All the division presidents will report directly to Mr. Clark.

Michael E. Wiley, Baker Hughes’ chairman and chief executive officer, said, “The Board and I are very pleased that Rod will be assuming this key leadership post. Rod is a person who embodies our core values, has great breadth and depth of experience and has a track record of superior performance and leadership.”

Biography

James R. “Rod” Clark, 53, joined Baker Hughes in 2001 as president of Baker Petrolite. Since August of last year, Rod has served as vice president, marketing and technology of Baker Hughes. Prior to joining the company he served as president and CEO of Consolidated Equipment Companies Inc. Previously, he served as president of Sperry-Sun, a Halliburton company and he also has held financial, operational, and leadership positions with FMC Corporation, Schlumberger, and Grace Energy Corporation. He earned both his bachelor’s degree and his Master in Business Administration from the University of Texas.

Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.

NOT INTENDED FOR BENEFICIAL HOLDERS